Exhibit (5)

[LETTERHEAD OF WACHOVIA CORPORATION]

January 19, 2005

Board of Directors

Wachovia Corporation

Charlotte, North Carolina 28288

Ladies and Gentlemen:

I am Senior Vice President and Assistant General Counsel of Wachovia Corporation, a North Carolina corporation (the “Corporation”), and have acted as counsel for the Corporation in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) of certain debt securities assumed by the Corporation in connection with the merger with SouthTrust Corporation (as listed on the cover page of the Prospectus included in the Registration Statement, the “Debt Securities”), related to market-making transactions by and through Wachovia Capital Markets, LLC and Wachovia Securities, LLC, each an affiliate of the Corporation.

I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

(1) The assumptions of the obligations under the Debt Securities have been duly authorized, executed and delivered and constitute legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) The Debt Securities constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I am licensed to practice law only in the State of North Carolina and in rendering this opinion I am opining only as to the Federal laws of the United States and the laws of the States of North Carolina and Delaware and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Delaware law and with respect to all matters covered in paragraph (2) above, I have relied upon the opinions of counsel for SouthTrust Corporation contained in Registration Statement No. 333-32922, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions of counsel.

Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that the related Indentures have been duly authorized, executed and delivered by the respective Trustee thereunder, assumptions which I have not independently verified.

I hereby consent to the use of my name under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ROSS E. JEFFRIES, JR.
Ross E. Jeffries, Jr.